UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 17, 2009

THE GOLDFIELD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7525	88-0031580
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1684 West Hibiscus Blvd. Melbourne, FL		32901

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (321) 724-1700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

On September 23, 2009, The Goldfield Corporation (the “Company”) announced that it has extended its stock repurchase plan.

The Company also announced that it has finalized its previously disclosed settlement agreement with the Environmental Protection Agency (“EPA”) and one other potentially responsible party relating to investigation and removal activities at the Anderson-Calhoun Mine/Mill Site in Stevens County, Washington, a mining property which the Company sold 45 years ago.  Pursuant to the settlement agreement, the Company made a cash payment to EPA of $73,000 in exchange for a covenant not to sue from EPA relating to the site, along with other protections and subject to various terms and conditions as set forth more fully in the Settlement Agreement, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.  The Company is in the process of determining whether insurance will cover all or any part of the payment.  Notwithstanding the settlement agreement, the remaining potentially responsible party which is required to implement the removal action at the site may, in theory, seek cost recovery from the Company and any other potentially responsible parties at the site, although the Company believes that any such contribution claim against the Company would be resolved favorably in light of the circumstances.

For more information please see the press release attached as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

Exhibit              Description of Exhibit

99.1.	Copy of Settlement Agreement with the Environmental Protection Agency

99.2.	Press release dated September 23, 2009, announcing the extension of the stock repurchase plan and settlement with EPA.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 23, 2009

The Goldfield Corporation

By:	/s/ Stephen R. Wherry
Stephen R. Wherry
Senior Vice President, Chief Financial
Officer (Principal Financial and
Accounting Officer), Treasurer and
Assistant Secretary

EXHIBIT INDEX

Exhibit No.                      Description

99.1.	Copy of Settlement Agreement with the Environmental Protection Agency.

99.2.	Press release dated September 23, 2009, announcing the extension of the stock repurchase plan and settlement with EPA.